EXHIBIT 99.1


FOR IMMEDIATE RELEASE


                                       Media Contact:     Dick Badler
                                                          VP, Corporate Comm.
                                                          773-695-1030
                                                          dbadler@gi.com

                                       Investor Contact:  Mark Borman
                                                          VP, Investor Relations
                                                          773.695.1150
                                                          mborman@gi.com



                NEXTLEVEL SYSTEMS, INC. CHANGING ITS NAME BACK TO
                      GENERAL INSTRUMENT CORPORATION TODAY

                New York Stock Exchange Ticker Symbol Will Be GIC
--------------------------------------------------------------------------------

HORSHAM, Pa. - February 2, 1998 - NextLevel Systems, Inc. (NYSE: NLV) announced today that its name is officially changing to General Instrument Corporation (NYSE: GIC) as of the opening of trading on the New York Stock Exchange this morning.

In addition, the corporate headquarters for General Instrument has moved from Chicago, Ill to Horsham, Pa. The new location has been home to the corporation's principal operating division, the Broadband Networks Group.

Horsham, Pa., in addition to being the General Instrument corporate headquarters, will be headquarters for the following strategic business units of the company: Digital Networks, which manufactures and markets digital cable TV systems; Advanced Networks, which produces advanced analog cable TV systems; and Transmission Networks, which designs and installs cable TV transmission systems.

                                     (more)


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NextLevel Systems Changing Its Name
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The company's  Satellite Data Networks unit,  which makes and markets  satellite transmission systems and set-top receivers for the C-band (big dish) and Ku-band (small dish) satellite TV industry, as well as SURFboard cable modems, will continue to be based in San Diego, Ca.

The General Instrument name was chosen for its strong brand equity in the company's cable and satellite TV businesses. Last month, GI announced that it has separated its advanced telephony business from its core cable and satellite TV operations by placing Next Level Communications in a new limited partnership to maximize its growth potential.

General Instrument is the world leader in analog and digital systems that provide video, audio and high-speed Internet/data services over cable and satellite television networks. This past December, GI announced that major cable operators expect to purchase at least 15 million of GI's advanced digital set-top terminals over the next 3-5 years at an estimated value of $4.5 billion. Last month, GI and Sony announced that they plan to form a strategic alliance to jointly develop technologies for digital cable TV devices and high definition television products.

GI's cable and satellite TV operations have approximately 7,000 employees and annual sales of approximately $1.8 billion. With the name change to General Instrument Corporation, the company's ticker symbol on the New York Stock Exchange was changed this morning to GIC from NLV.


               Visit the General Instrument website at www.gi.com